Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports Higher Fourth Quarter and Full Year Revenues and

Profits

Full Year Revenues up 18.5% Year over Year

Full Year Earnings per Share of $0.27 Compared to $0.13 in Prior Year

New Prague, Minnesota – September 6, 2016 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for its fourth quarter and fiscal year ended June 30, 2016.

Fourth Quarter Results

Net revenues for the fourth quarter of fiscal 2016 rose 9.5% to $5.7 million, compared to $5.2 million in the same quarter of fiscal 2015. Growth in total net revenues was attributable to strong results in the domestic home care market in which revenues increased by 12.3%, or $0.6 million, compared to the same period of fiscal 2015. Home care sales increased due to a greater number of approvals, a higher average reimbursed price for the Company’s SmartVest® products and an increase in the total number of referrals. Referrals are prescriptions for our products from a physician for a patient and approvals are from third-party payer organizations, including Medicare, Medicaid and private insurance providers.

The Company reported net income of $337,000, or $0.04 per basic and diluted share, for the fourth quarter of fiscal 2016, compared to $255,000, or $0.03 per basic and diluted share, for the same period of fiscal 2015. The increase in net income in the fourth quarter of fiscal 2016 was due to higher revenues, caused primarily by higher approval percentage, increased gross margins due to higher average revenue per shipment and lower cost of sales due to achieving additional cost reductions on production of the Company’s SmartVest SQL.

Gross margin in the fourth quarter of fiscal 2016 was $4.5 million, or 78.9% of net revenues, up from $3.7 million, or 72.0% of net revenues, in the fourth quarter of fiscal 2015. The increase in gross margin percentage resulted primarily from the increase in domestic home care revenues at higher reimbursement per shipment, greater referral to approval percentage compared with the same period in the prior year and lower costs due to additional cost reductions on production of the Company’s SmartVest SQL. Operating expenses, which include selling, general and administrative as well as research and development (R&D) expenses, in the fourth quarter of fiscal 2016, were $4.0 million or 69.4% of net revenues, compared with $3.3 million or 64.2% of net revenues in the same period of the prior year. The increase was due primarily to higher compensation for bonuses, equity compensation and sales incentives. There were also increases in R&D expense, professional fees related to recruiting costs for additional salespeople, and consulting fees for sales training and information technology improvements.

Electromed, Inc.

Results for the Three-and Twelve-Months Ended June 30, 2016

Kathleen Skarvan, Electromed’s President and Chief Executive Officer, commented on fourth quarter results, “We are pleased to report our tenth consecutive quarter of year-over-year revenue growth, which reflects our ongoing commitment to delivering the most innovative HFCWO therapy solutions and services in the market. We continued to upgrade our sales force in the fiscal fourth quarter and expect to be fully staffed before the end of the first quarter of fiscal 2017. As we invest in the long-term growth of our business and as a result of normal fluctuations caused by referral and payer mix, variability in our quarter to quarter financial results can be expected. This quarter our profitability continued to improve. We achieved gross margin of 79%, positive cash flow from operations, and a 32% year-over-year increase in net income, despite higher investment in sales initiatives and research and development. We concluded fiscal 2016 with our underlying business fundamentals fully intact and expect continued revenue growth in fiscal 2017.”

Full Year Results

Net revenues for the fiscal year ended June 30, 2016 were $23.0 million, an increase of 18.5% compared with the previous year. Net income for fiscal 2016 was $2.2 million, or $0.27 per basic and diluted share, compared with net income of $1.1 million, or $0.13 per basic and diluted share, for the previous year.

The higher revenues in fiscal 2016 were the result of sales growth in the domestic home care market. Home care, which accounted for about 89% of total revenues, increased 20.5% compared with fiscal 2015. The increase resulted primarily from higher approval rates on referrals, higher average reimbursed price and an increase in the total number of referrals.

Gross margin for fiscal 2016 was $17.9 million, or 77.7% of net revenues, compared with $13.6 million, or 70.1% of net revenues, in the prior year. The increase was primarily the result of higher net revenues, with a higher approval percentage on devices shipped, higher average reimbursed price per unit, and lower costs due to additional cost reductions on production of the Company’s SmartVest SQL. Operating expenses were $14.8 million or 64.2% of net revenues in fiscal 2016, compared with $12.3 million or 63.3% of net revenues in the prior year. Cash flow from operations was $2.2 million in fiscal 2016, compared with $2.8 million in the prior year.

Commenting on the full year results, Ms. Skarvan said, “In fiscal 2016, we delivered profitable, organic growth, more than doubling earnings per share and generating $2.2 million in operating cash flow. Our passion for our patients, focus on continuous improvement and emphasis on growing SmartVest’s share of an expanding HFCWO market underpin our strong reported financial results. In fiscal 2017, our strategy will remain focused on our patient and delivering to them what we believe is the most comfortable and user-friendly HFCWO system available. To further this strategy, in fiscal 2017, we plan to innovate our products and services, enhance our superior service model, increase lead generation primarily in adult pulmonology and with patients diagnosed with bronchiectasis and maximize therapy adherence of SmartVest.”

“We enter 2017 in one of the strongest positions of the Company’s history. I am grateful to our dedicated team of employees, who every day delivers outstanding patient care and satisfaction, an essential component of our success.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Electromed, Inc.

Results for the Three-and Twelve-Months Ended June 30, 2016

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

-more-

Electromed, Inc.

Balance Sheets

	June 30, 2016	June 30, 2015

Assets
Current Assets
Cash	$5,123,355	$3,598,240
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,611,437	6,518,816
Inventories	2,480,443	2,072,108
Prepaid expenses and other current assets	412,856	397,833
Income tax receivable	192,685	—
Total current assets	15,820,776	12,586,997
Property and equipment, net	3,375,189	3,635,516
Finite-life intangible assets, net	904,033	999,842
Other assets	144,263	182,699
Deferred income taxes	343,000	—
Total assets	$20,587,261	$17,405,054

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$46,309	$48,749
Accounts payable	589,225	538,518
Accrued compensation	1,489,798	700,370
Income tax payable	—	122,657
Warranty reserve	660,000	660,000
Other accrued liabilities	287,194	208,983
Total current liabilities	3,072,526	2,279,277
Long-term debt, less current maturities	1,156,139	1,202,446
Total liabilities	4,228,665	3,481,723

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,187,112 and 8,133,857 issued and outstanding at June 30, 2016 and 2015, respectively	81,871	81,339
Additional paid-in capital	13,549,551	13,327,320
Retained earnings	2,727,174	514,672
Total shareholders’ equity	16,358,596	13,923,331
Total liabilities and shareholders’ equity	$20,587,261	$17,405,054

Electromed, Inc.

Statements of Operations

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2016	2015	2016	2015

Net revenues	$5,693,004	$5,199,146	$22,991,999	$19,408,385
Cost of revenues	1,201,753	1,453,819	5,115,736	5,808,158
Gross profit	4,491,251	3,745,327	17,876,263	13,600,227

Operating expenses
Selling, general and administrative	3,755,024	3,259,637	14,386,563	11,974,384
Research and development	197,349	78,446	380,392	315,647
Total operating expenses	3,952,373	3,338,083	14,766,955	12,290,031
Operating income	538,878	407,244	3,109,308	1,310,196
Interest expense, net of interest income of $4,133, $284, $2,328 and $12,393 respectively	15,656	20,226	66,806	85,710
Net income before income taxes	523,222	387,018	3,042,502	1,224,486

Income tax expense	(186,000)	(132,000)	(830,000)	(132,000)
Net Income	$337,222	$255,018	$2,212,502	$1,092,486

Income per share:
Basic	$0.04	$0.03	$0.27	$0.13
Diluted	$0.04	$0.03	$0.27	$0.13

Weighted-average common shares outstanding:
Basic	8,140,575	8,119,638	8,135,514	8,115,595
Diluted	8,400,863	8,164,864	8,248,391	8,153,703

Electromed, Inc.

Statements of Cash Flows

	Years Ended June 30,
	2016	2015
Cash Flows From Operating Activities
Net income	$2,212,502	$1,092,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	616,021	613,304
Amortization of finite-life intangible assets	122,681	122,911
Amortization of debt issuance costs	18,016	19,210
Share-based compensation expense	222,763	110,350
Deferred taxes	(343,000)	—
Loss on disposal of property and equipment and intangibles assets	58,162	300,530
Changes in operating assets and liabilities:
Accounts receivable	(1,092,621)	(31,549)
Inventories	(347,623)	163,388
Prepaid expenses and other assets	(173,768)	6,541
Accounts payable and accrued liabilities	873,770	384,043
Net cash provided by operating activities	2,166,903	2,781,214

Cash Flows From Investing Activities
Expenditures for property and equipment	(534,944)	(523,185)
Expenditures for finite-life intangible assets	(42,577)	(101,322)
Net cash used in investing activities	(579,521)	(624,507)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(48,747)	(46,372)
Payments of deferred financing fees	(13,520)	(14,797)
Net cash used in financing activities	(62,267)	(61,169)
Net increase in cash	1,525,115	2,095,538
Cash
Beginning of period	3,598,240	1,502,702
End of period	$5,123,355	$3,598,240